Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 30, 2026, relating to the consolidated financial statements and financial highlights of Cliffwater Enhanced Lending Fund, which are included in Form N-CSR for the year and period ended March 31, 2026, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Cleveland, Ohio
July 27, 2026